Exhibit 99.2

IBM to Divest Select Software Products to HCL

6 December 2018

On December 6, 2018, IBM announced that it has entered into a definitive agreement with HCL, in which HCL will acquire select IBM software products, including collaboration and on-premise marketing and commerce products.  A copy of the announcement press release is available here.

This action reflects IBM’s commitment to disciplined portfolio management, and will result in an improved revenue growth profile in the company’s Cognitive Solutions segment.

Strategic Rationale

IBM runs the world’s most critical business processes, increasingly helping enterprise clients on their journeys to AI and to cloud.  Clients rely on IBM’s innovative technologies and industry expertise to help implement these technologies, delivered through an integrated model.

Over the last few years, IBM has been increasing investments in the emerging, high-value segments of the IT industry, creating integrated offerings in areas such as AI and analytics, hybrid cloud, security, and blockchain.  The company has also been building capabilities in industry-specific platforms and solutions including healthcare, industrial IOT, and financial services.

Delivering a high-value model also requires ongoing investment prioritization, considering factors such as market attractiveness, differentiation, and importance to IBM’s integrated model.  This ensures the company is addressing evolving client needs, while driving shareholder value.

Several of IBM’s collaboration and marketing and commerce assets are increasingly sold as standalone products, with little integration with IBM’s broader capabilities.  IBM has decided to divest these assets, with HCL well positioned to take these products to the future.

Transaction Details

IBM will sell to HCL its collaboration and on-premise marketing and commerce software products.  IBM’s collaboration products include Notes & Domino and Connections.  IBM’s marketing and commerce in-scope products include Unica, Commerce and Portal.  HCL will also acquire AppScan for secure application development and BigFix for secure systems management.

This transaction builds on the success of an existing development partnership that IBM has with HCL for many of these products.

The transaction is expected to close in mid 2019, subject to the satisfaction of applicable regulatory reviews and customary closing conditions.

Financial Implications

The transaction price is approximately $1.8 billion.  IBM will receive cash consideration, with approximately half at the time of closing, and half within 12 months of closing.

IBM expects to recognize a gain on the sale, realized consistent with the closing schedule.

The divested businesses are reported in IBM’s Cognitive Solutions segment.  Over the last four quarters, these products generated over a billion dollars of revenue.  Because the revenue from these collective products has been declining, this transaction improves Cognitive Solutions revenue trajectory, normalizing for the divested content.

After closing, IBM’s 2019 results will reflect the loss of revenue and profit from the divested businesses, the disposition of stranded costs, and the gain on sale.  Additional information regarding the implications to 2019 will be provided during IBM’s fourth quarter earnings call, and at the time of the closing.